EXHIBIT 11.1
                                                        (Page 1 of 2)

                      TEREX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                     Three Months Ended  Nine Months Ended
                                       September 30,       September 30,
                                       1994      1993      1994      1993

PRIMARY:

Income (loss) before
 extraordinary item                   1,209  (15,046)       639  (43,092)
   Less: Accretion of
    Preferred Stock                 (1,517)         0   (4,341)         0

Income (loss) before
    extraordinary item
   applicable to common stock         (308)  (15,046)   (3,702)  (43,092)

Extraordinary gain (loss)
 on retirement of debt                (164)       ---     (397)   (2,003)

Net income applicable
 to common stock                      (472)  (15,046)   (4,099)  (45,095)


Weighted average shares
   outstanding during
   the period                        10,303     9,953    10,303     9,952

Assumed exercise of warrants at
   ratio determined as of
    September 30, 1994                    0 (a)     0 (b)     0 (a)     0 (b)

Assumed exercise of stock options         0 (a)     0 (a)     0 (a)     0 (a)

Primary shares outstanding           10,303     9,953    10,303     9,952


Primary Income per common share
   Income before extraordinary item  $(0.03)   ($1.51)   ($0.36)   ($4.33)
   Extraordinary gain (loss)          (0.02)      ---     (0.04)    (0.20)

     Net income                      $(0.05)   ($1.51)   ($0.40)   ($4.53)


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.



                                                         EXHIBIT 11.1
                                                        (Page 2 of 2)

                    TEREX CORPORATION AND SUBSIDIARIES
                 Computation of Earnings per Common Share
                  In Thousands except per share amounts

                                     Three Months Ended  Nine Months Ended
                                       September 30,       September 30,
                                       1994      1993      1994      1993
FULLY DILUTED:

Income (loss) before
 extraordinary item                   1,209  (15,046)       639  (43,092)
   Less: Accretion of
    Preferred Stock                 (1,517)         0   (4,341)         0

Income (loss) before
   extraordinary item
   applicable to common stock         (308)  (15,046)   (3,702)  (43,092)
Add: Accretion of Preferred
   stock assumed converted at
   beginning of period                    0         0         0         0
                                      (308)  (15,046)   (3,702)  (43,092)

Extraordinary gain (loss)
 on retirement of debt                (164)       ---     (397)   (2,003)

Net income (loss) applicable
 to common stock                      (472)  (15,046)   (4,099)  (45,095)

Weighted average shares outstanding
   during the period                 10,303     9,953    10,303     9,952

Assumed exercise of warrants at
   ratio reflecting maximum dilution      0 (a)     0 (b)     0 (a)     0 (b)

Assumed conversion of Preferred Stock     0 (a)     0 (b)     0 (a)     0 (b)

Assumed exercise of stock options         0 (a)     0 (a)     0 (a)     0 (a)

Fully diluted shares outstanding     10,303     9,953    10,303     9,952

Fully Diluted Income per common share
   Income before extraordinary
    item                             $(0.03)   ($1.51)   ($0.36)   ($4.33)
   Extraordinary gain (loss)          (0.02)       ---    (0.04)    (0.20)

     Net Income                      $(0.05)   ($1.51)   ($0.40)   ($4.53)


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.